Exhibit 10.11
ACTION OF THE
ADMINISTRATIVE COMMITTEE OF THE FARMER BROS. CO.
QUALIFIED EMPLOYEE RETIREMENT PLANS

Farmer Bros. Co. Amended and Restated Employee Stock Ownership Plan

The undersigned members of the Administrative Committee, having the authority to act on the matter set forth below, hereby approve the following:

WHEREAS, Section 12.01 of the Farmer Bros. Co. Amended and Restated Employee Stock Ownership Plan (the “Plan”) permits amendments to the Plan from time to time;

WHEREAS, this Committee previously amended Section 6.01 of the Plan to add a subsection (c) that provides for full vesting of the Accounts of certain Plan Members who are terminated from employment in connection with the Company’s closure of its corporate headquarters and nearby manufacturing/distribution facilities, and the Committee now desires clarify the language of subsection (c); and

WHEREAS, this Committee now deems it appropriate to amend Section 6.01 of the Plan to add a subsection (d) that provides for full vesting of the Accounts of Plan Members who are terminated from employment in connection with a reduction-in-force at a Company facility.

NOW, THEREFORE, BE IT RESOLVED, that Section 6.01 of the Plan is hereby amended effective as of January 1, 2015, to read as follows:

“6.01    Vesting

(a)	A Member shall be fully vested in, and have a nonforfeitable right to, his/her Account upon completion of five years of Vesting Service;

(b)
A Member shall be fully vested in, and have a nonforfeitable right to, his/her Account upon death, Disability, or the later of the attainment of his/her 55th birthday or the tenth anniversary of the date he/she becomes a Member;

(c)
A Member (1) whose Severance Date occurs on or after January 1, 2015, in connection with the Company’s closure of its corporate headquarters and manufacturing/distribution facilities located in Torrance, California, and (2) who works with the Company until the termination date for the Member set by the Company, shall be fully vested in, and have a nonforfeitable right to, his/her Account as of his/her Severance Date; and

(d)
A Member (1) whose Severance Date occurs on or after January 1, 2015, in connection with a reduction-in-force at a Company facility which reduction-in-force has been designated by the Committee as eligible for the accelerated vesting provided under this Section 6.01(d), (2) for whom such reduction-in-force is the sole cause of his/her termination of employment, and (3) who works at such facility until the termination date for the Member set by the Company, shall be fully vested in, and have a nonforfeitable right to, his/her Account as of his/her Severance Date.”

BE IT FURTHER RESOLVED, that the appropriate officers of the Company, and the individuals who have been properly delegated authority for the administration of the Plan, are hereby authorized to do such other things as may be necessary or advisable to give effect to the foregoing resolution.

Dated: August 21, 2015

/s/ Marti Gonzalez_____ ____ Title: V.P. Human Resources_____	/s/_Rene E. Peth________________ Title: V.P. Corporate Controller_______

/s/ Mark J. Nelson____________ Title: Treasurer & CFO___________	/s/ Thomas J. Mattei, Jr.__________ Title: General Counsel_____________